Exhibit 99.2

FOR IMMEDIATE RELEASE
Bock Communications, Inc.	Leap contacts:
Melinda Jack, Media Relations	Valerie Breslow, Media Relations
714-540-1030	714-206-3201
leap@bockpr.com	vbreslow@leapwireless.com

Jim Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Leap Announces Proposed Forward Sale of Common Stock
SAN DIEGO — May 9, 2006 — Leap Wireless International, Inc. [NASDAQ: LEAP] announced today that it plans to conduct a forward sale of $250 million of its common stock through an underwritten offering. The purpose of the proposed offering is to provide Leap with access to additional funds for general corporate purposes and working capital, including for the acquisition and build-out of wireless licenses in the FCC’s upcoming Auction #66 and in the spectrum after-market.
In connection with this offering, Leap will enter into forward sale agreements for $250 million of its common stock with affiliates of some of the underwriters, referred to as the forward purchasers. The forward purchasers or their affiliates will then borrow shares of Leap common stock and sell them to the public in the underwritten offering. The forward sale agreements provide for settlement on a date or dates to be specified by Leap (or in certain instances by the forward purchasers), at a price based on the public offering price less the underwriting discount. The settlement of the forward sale agreements is expected to occur following the completion of the FCC’s upcoming Auction #66, but in no event later than twelve months following the date of the forward sale agreements. Subject to certain exceptions, Leap will have the right to elect physical, cash or net stock settlement of the forward sale agreements. The forward purchasers also will grant to the underwriters an option to purchase up to approximately $37.5 million of additional common stock, exercisable solely to cover over-allotments, in which case Leap’s and the forward purchasers’ commitments under the forward sale agreements will be increased.
Leap may not issue any shares of common stock or receive any proceeds from the offering until the forward sale agreements are physically settled, unless the forward purchasers or their affiliates are not able to borrow sufficient shares of Leap common stock for the offering.
The offering will be made under a registration statement on Form S-1 to be filed in the near future with the Securities and Exchange Commission.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplements.
Important Notice
The statements contained in this press release that are forward-looking are based on management’s existing plans and its review of current information, which is dynamic and subject to rapid, even abrupt change. Leap does not undertake any obligation to update this information. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Leap’s business. Factors that could cause actual results to differ from these forward-looking statements are described in Leap’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC (including the information under the caption “Risk Factors”).
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